educate, inc.

Educate, Inc. Names New Audit Committee

With Independent Members of Board

— New Board Member and Coach CFO Michael Devine Named Audit Committee Chairman;

Joins Youth Advocate David Hornbeck and National Council of

La Raza President Raul Yzaguirre on Committee —

BALTIMORE, December 14, 2004 /PRNewswire-FirstCall/ — Educate, Inc (Nasdaq: EEEE), a leading K-12 education services company that delivers site-, school- and home-based education solutions, today announced that Michael F. Devine III, senior vice president and chief financial officer (CFO) of Coach, Inc., has been elected to Educate’s Board of Directors and will serve as chairman of the Audit Committee of the Board of Directors. The other two members of the Audit Committee are David Hornbeck, prominent youth advocate and education reform leader, and Raul Yzaguirre, president of the National Council of La Raza (NCLR) and one of the nation’s most vocal and visible civil rights leaders. Educate now has nine directors, five of whom meet the independence requirements of the NASDAQ National Market.

Mr. Hornbeck and Mr. Yzaguirre became members of Educate’s Board of Directors in September simultaneously with the Company’s initial public offering of stock. Aaron Stone, who has been Chairman of the Audit Committee since the Company’s initial public offering, resigned from the Committee upon Mr. Devine’s appointment.

“We are pleased and honored that these three exceptionally talented leaders and visionaries will serve on the Educate Board of Directors,” noted R. Christopher Hoehn-Saric, chairman and chief executive officer of Educate, Inc. “Mike Devine, David Hornbeck and Raul Yzaguirre bring different – and complementary — sets of talents and accomplishments to our Company. Mike has provided financial leadership to one of the country’s most dynamic and visible handbag and accessories companies. David has been a vocal advocate for empowering youth with the education skills and opportunities that are so vitally important to succeed in today’s information age. And Raul has led NCLR to an unmatched position of influence, affecting countless positive changes in the lives of Hispanic Americans. Educate is lucky to have them as Board members, and we look forward to gaining the benefit of their knowledge, experience and leadership as we continue to improve educational and life opportunities for young people everywhere.”

Mike Devine is a senior executive who brings 23 years of financial and operational experience to the Board from some of America’s leading manufacturing and retail companies. He currently serves as CFO of Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories. During his three years as CFO, Coach’s sales have more than doubled while improved profitability has led to even stronger earnings growth. Immediately prior to joining Coach, Mr. Devine served as Executive Vice President and CFO of Mother’s Work, Inc., the world’s largest manufacturer of maternity apparel.

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David Hornbeck has been a leading national children’s advocate for more than 30 years, as a public official, consultant and attorney. He currently serves as president and chief executive officer of the International Youth Foundation, a public foundation dedicated to bringing resources and attention to the needs of young people around the globe. Previously, Mr. Hornbeck served as Superintendent of the Philadelphia Public Schools for six years, and, before that, State Superintendent of Schools in Maryland for 12 years. He is chairman of the Children’s Defense Fund and Public Education Network.

Raul Yzaguirre has been a key national player on behalf of Hispanic Americans for more than 35 years. As president of NCLR, he leads the largest constituency-based national Hispanic organization and leading Hispanic “think tank” in Washington, D.C. Since joining NCLR in 1974, Mr. Yzaguirre has spearheaded its emergence as the nation’s most influential and respected Hispanic organization. In its review of the influence of Latino advocates in Washington, Hispanic Business magazine concluded that NCLR is, “by all accounts the most effective Hispanic organization.” Mr. Yzaguirre is a past Chairperson of the Independent Sector, a nonprofit coalition of over 850 corporate, foundation and voluntary organizations. He serves on the Board of Directors of numerous organizations, including Sears, Roebuck and Co.

About Educate, Inc.

Educate, Inc. (NASDAQ: EEEE) is a leading K-12 education services company for children and youth that delivers site-, school- and home-based education solutions as Sylvan Learning Centers, which operates a network of centers providing supplemental, remedial and enrichment instruction primarily located in the United States and Canada; Catapult Learning, which provides supplemental education programs primarily to students in schools; and eSylvan, which provides live, online tutoring via the internet. More information on Educate, Inc. can be found at www.educate-inc.com.

Educate, Inc. completed its initial public offering of common stock on September 23, 2004. In connection with the initial public offering, Educate, Inc. and selling shareholders sold 17.25 million shares of common stock at a price of $11.00 per share. Educate sold 5 million of the shares and received $55 million, less costs.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services by institutional customers and consumers; changes in customer relationships; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website

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www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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